                                                                   EXHIBIT 10.38

                           SITE MARKETING AGREEMENT
                           ------------------------


     THIS AGREEMENT, made this 25th day of June, 1998, between BELLSOUTH MOBILITY INC, Georgia corporation with its principal office located at 1100 Peachtree Street, N.E., Suite 1000, Atlanta, Georgia 30309, hereinafter designated "BellSouth" and CROWN COMMUNICATION INC., D/B/A CROWN COMMUNICATIONS, a Delaware corporation with its principal offices located at Southpointe, 375 Southpointe Boulevard, Canonsburg, Pennsylvania 15317, hereinafter designated "Crown".

                                  WITNESSETH:

     WHEREAS, BellSouth, through various related entities operates a wireless communications network in the states of Indiana, Kentucky, Tennessee, Mississippi, Alabama, Georgia, Florida and Louisiana which is comprised in part of cellular communications tower sites as to which BellSouth owns the fee or has a ground lease (or a license or easement similar in effect to a ground lease), which cellular tower sites include structures such as freestanding towers, guyed towers and monopoles, hereinafter referred to as "Tower Sites" (the term "Tower Sites" shall exclude buildings, equipment shelters, huts, or sheds and space occupied by BellSouth at the Tower Sites);

     WHEREAS, Crown is in the business of managing, developing, constructing, maintaining, marketing and operating networks of communications tower facilities, including the management of wireless communications sites and networks owned by third party providers of wireless communications services;

     WHEREAS, BellSouth desires to optimize the utilization and value of its Tower Sites by leasing space at the Tower Sites for the co-location of communications equipment for any type of wireless and broadcast communications services;

     WHEREAS, BellSouth and Crown intend to engage in additional negotiations to explore the formation of a more permanent entity to serve their mutual interests with regard to the ownership, management and utilization of the Tower Sites; and

     WHEREAS, BellSouth and Crown are desirous of establishing terms and conditions which will apply to the marketing of the Tower Sites by Crown initially in the State of Kentucky.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BellSouth and Crown agree as follows:

1.   SITE MARKETING AGREEMENT
     ------------------------

     1.1  MARKETING SITES.
          ---------------

     (a) BellSouth hereby agrees that Crown shall serve as BellSouth's exclusive marketing agent of the Tower Sites in the state(s) listed on Exhibit "A" hereto (the "Territory") for the purpose of leasing, subleasing or licensing certain spaces for wireless communications antennas and related space for equipment sheds at the Tower Sites which now exist or may exist or may exist in the future in the Territory and as BellSouth's agent for collecting rent on the terms and conditions hereinafter set forth. The parties by mutual agreement may add other states to the Territory by appropriately amending Exhibit "A" hereto.

     (b) BellSouth retains the right as principal to lease tower space at the Tower Sites in the Territory for its own account. Without limitation of this right, BellSouth does not presently anticipate exercising this right except as necessary to obtain space on a reciprocal basis with owners of other towers.

     (c) Crown's rights as exclusive marketing agent shall also be subject to existing agreements between BellSouth and third party providers of wireless communications services, all of which are identified in Exhibit "A" attached hereto, and to future agreements which BellSouth may identify to Crown and which when so identified shall be deemed listed on Exhibit "A" attached hereto. These future agreements shall be additional co-location agreements on terms and conditions substantially similar to the terms of the co-location agreements listed on Exhibit "A", and agreements relating to Tower Sites resulting from build-to-suit agreements with persons other than Crown, particularly Tower Sites where BellSouth has a ground lease (or a license or easement similar in effect to a ground lease).

     (d) As consideration for the execution of this Agreement and for serving as exclusive marketing agent of the Tower Sites, Crown agrees to actively market available space for wireless communications antennas and related space for equipment sheds at the Tower Sites, on the same basis as Crown markets Crown's owned wireless communications tower facilities, in order to lease, sublease or license such available space at the Tower Sites to third party providers or users of wireless communications services.

     (e) As exclusive marketing agent of the Tower Sites in the Territory, Crown shall provide all sales and marketing functions, along with the receipt of all third party payments as set forth in Section 5 below.

     (f) As consideration for Crown's being designated as the exclusive marketing agent of the Tower Sites in the Territory, Crown agrees that during the term of this Agreement, Crown and Crown's subsidiaries, affiliates and assigns shall not market, within the states encompassed by this Agreement, any wireless communications tower sites unless such tower sites are owned or developed by Crown or Crown's subsidiaries, affiliates or assigns; provided however that any such tower sites developed by Crown (or its subsidiaries, affiliates or assigns) after the date hereof in the State or States listed on Exhibit "A" hereto shall be designed so as not to compete with BellSouth's then existing Tower Sites. For purposes of this Agreement, the term "affiliate" shall be defined as any person which controls the named party, is controlled by the named party or is under common control with the named party.

     1.2  INFORMATION TO MARKET SITES.  In order to assist Crown in its efforts
          ---------------------------
to actively market BellSouth's Tower Sites, BellSouth agrees to furnish to Crown, within ten (10) business days of the date first written above, at no cost to Crown, all information regarding the Tower Sites which has been compiled by BellSouth and is located at its offices at 1100 Peachtree Street, N.E., Atlanta, Georgia 30367 as of the date of this Agreement and to continue to furnish all such future information to Crown as it becomes available at said location. BellSouth shall not be required to request information from its offices in the field unless it elects to do so in its sole discretion. Such information shall, if available, include but not be limited to Prime Leases (as defined below), construction drawings of compound and antenna support structures, surveys, environmental assessments, mechanical drawings (power, telco, HVAC, grounding, etc.), soils investigations and reports, permits and approvals.


2.  MASTER LEASE AGREEMENT
    ----------------------

     2.1  MASTER LEASE.  Simultaneously with the execution of this Agreement,
          ------------
BellSouth and Crown shall enter into the Master Lease Agreement attached hereto as Exhibit "B". This Master Lease Agreement contains the terms and conditions upon which spaces for wireless communications antennas and related space for equipment sheds at a Tower Site will be leased or licensed by BellSouth to Crown and, in turn, subleased or sublicensed by Crown to third parties. That portion of a Tower Site which is leased or licensed by BellSouth pursuant to this Agreement will be individually referred to as a "Tower Space Site".

     2.2  TOWER SPACE SITE LEASE ACKNOWLEDGMENTS.  Crown shall not lease a Tower
          --------------------------------------
Space Site from BellSouth unless at the same time it has a third party (the "Sublessee") willing to lease, sublease or license the same, Tower Space Site from Crown. When Crown and a Sublessee agree on the particular terms for the lease or license of a Tower Space Site complying with the Master Lease Agreement, BellSouth, Crown and the Sublessee will execute a Site Lease Acknowledgment ("SLA") in the form attached to the Master Lease Agreement. Instead of having the Master Lease apply to the SLA, Crown and a Sublessee which is a party to an agreement listed in Exhibit "A" may elect to have the agreement to which the Sublessee is a party apply, in which case said master agreement shall govern all relations among BellSouth, Crown, and the Sublessee as if it were the Master Lease.

     2.3  SLA PROCESS.  Crown shall indicate that it has a third party with an
          -----------
interest in subleasing a particular Tower Space Site by completing an SLA, having the Sublessee execute the SLA, and forwarding it to BellSouth for execution, subject to compliance with Section 1.2 of the Master Lease Agreement. Crown shall execute the SLA when received from BellSouth and return it to BellSouth. Crown shall not have any right to any marketing fees in respect of any

SLA that it has not fully executed and returned to BellSouth in accordance with
Section 1.2 of the Master Lease Agreement.

3.   TERM
     ----

     3.1  TERM.  Except as provided on Exhibit "C" hereto or in Section 3.2
          ----
below, the term of this Agreement shall be for one hundred (100) days from the date first written above (such one hundredth (100/th/) day is referred to herein as the "Termination Date") after which the provisions of Section 18.2.1 shall apply.

     3.2  EXTENSION TO FACILITATE FORMATION OF PERMANENT ENTITY.  In the event
          -----------------------------------------------------
that within one hundred (100) days of the date first written above, the parties have entered into an agreement to form a permanent entity as contemplated by
Section 17, the term of this Agreement shall extend to the time of the last closing to occur under said agreement of the tower assets in the states listed on Exhibit "A" hereto or the abandonment or termination of said agreement at which time this Agreement shall automatically terminate, and Sections 18.2.2 or 18.2.3, as applicable, shall apply. Notwithstanding the termination of this Agreement, Crown shall be entitled to its marketing fee due to Crown pursuant to the provisions of Section 5 hereof in respect of SLAs which are executed by BellSouth during the term of this Agreement.


4.   ASSIGNMENT OF CROWN'S RIGHTS AND OBLIGATIONS IN SLAS
     ----------------------------------------------------

     At any time after the Commencement Date as defined in an SLA, BellSouth may elect pursuant to Sections 1.3 and 19.2 of the Master Lease Agreement to have Crown to assign to it all Crown's rights and obligations under the SLA, after which Crown shall cease to be the lessee of BellSouth and the Sublessor of Sublessee, and BellSouth shall be the direct lessor of Sublessee, and Sublessee shall be the direct lessee of BellSouth. With respect to an SLA governed by one of the agreements listed on Exhibit "A", upon BellSouth's providing a notice to Crown that it elects to receive an assignment from Crown of an SLA, Crown shall be deemed similarly to have assigned its rights and obligations under such SLA to BellSouth without further act. Crown shall ensure that all SLAs provide that, by virtue of such assignments BellSouth shall assume all the obligations of Crown to Sublessee set forth in the SLA and the Master Lease Agreement or the other applicable master agreement, and recognize all the rights of Sublessee, including the right to quiet enjoyment of the Tower Space Site, and Sublessee shall attorn to BellSouth, agreeing to pay rent directly to BellSouth or as BellSouth may direct, and agreeing with BellSouth to comply with all other provisions of the Master Lease Agreement or the other applicable master agreement and the SLA. Upon BellSouth's request as to any assignment, Crown shall execute an Assignment in the form of Exhibit "7" to the Master Lease Agreement to evidence such assignment.

5.   FEES
     ----

     5.1  THIRD PARTY RENTALS.  Crown shall receive a marketing fee as
          -------------------
calculated in Section 5.3 for any SLA which is executed by Crown and Tenant pursuant to this Agreement and the Master Lease Agreement, so long as such Tenant utilizes a Tower Site within six months after such Tenant executes such SLA and (a) with respect to which SLA Crown was the actual procuring cause or
(b) with respect to which SLA any of the entities listed on Exhibit "B" hereto is the third party, regardless whether Crown is the actual procuring cause and regardless of the process through which such third party may occupy a Tower Site. For purposes of this Agreement, "Third Party Rentals" shall be defined as gross rents or other consideration paid by third parties, commencing at any time from the date first written above and continuing for so long as such third party, its successors and assigns, utilizes the Tower Site. Third Party Rentals shall specifically include gross rents or other recurring consideration paid by Sublessees who have, prior to the expiration or termination of this Agreement, who have executed an SLA to either Crown or BellSouth. The calculation of such Third Party Rentals shall not include payments to BellSouth for services such as installation fees, maintenance fees, professional service fees, site development fees, tap-in fees, bolt-on fees, or fees for any services provided for or on behalf of such third parties by BellSouth or its agents (not including Crown, its affiliates or agents) in connection with their installations, all of which amounts shall be paid directly to BellSouth, and not through Crown.

     5.2  ELECTION BY BELLSOUTH TO RECEIVE PAYMENTS DIRECTLY.  At any time
          ---------------------------------------------------
BellSouth may elect to have all the Sublessees make payments directly to BellSouth, by notifying Crown and the Sublessees of such election.

     5.3  DISTRIBUTION OF THIRD PARTY RENTALS.  Crown shall receive a marketing
          -----------------------------------
fee of [*] percent ([*]) of Third Party Rentals. The remaining [*] percent ([*]) of the Third Party Rentals shall be paid to or retained by BellSouth, as applicable.

     5.4  COLLECTIONS; PAYMENT OF FEES.  Payments due Crown and BellSouth
          ----------------------------
pursuant to the terms of this Agreement shall be made in the following manner:
At the-beginning of each month, the party receiving the Third Party Rentals (the "Receiving Party shall calculate the total amount of Third Party Rentals actually collected during the prior month. Crown, if applicable, shall collect Third Party Rentals solely as the agent of BellSouth and not for its own account. The Receiving Party shall use commercially reasonable efforts to collect the Third Party Rentals in the same manner as it would collect from its own tenants. Any reasonable out-of-pocket expenses actually and necessarily (based on standards the Receiving Party applies in its own collections) incurred by the Receiving Party in collection, including by or through an attorney, shall be reimbursable to the Receiving Party out of and shall reduce the Third Party Rentals. In the event Crown is the Receiving Party, Crown shall remit to BellSouth the Third Party Rentals, less the amount of Crown's marketing fee in respect thereof, within thirty (30) days of the end of the prior month, free and clear of any claims and without any set-off or recoupment. In the event BellSouth is the Receiving Party, BellSouth shall remit to Crown the

[*] indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been Filed with the Securities and Exchange Commission separately.

Third Party Rentals, less the amount retained by BellSouth as set forth in
Section 5.3, within thirty (30) days of the end of the prior month, free and clear of any claims and without any set-off or recoupment. Overdue amounts from the Receiving Party shall bear interest at a rate of one and one-half percent (1.5%) per month on such amount. All monthly payments shall be predicated upon actual Third Party Rentals collected by the Receiving Party during the prior month. Crown and BellSouth specifically acknowledge that they shall have no recourse against the other as a result of a failure of payment or other breach of obligation by any third party related to Third Party Rentals. The calculation of Third Party Rentals shall not include payments to either BellSouth or Crown by Sublessees for services such as installation, maintenance fees, professional service fees, site development fees, tap-in fees, bolt-on or fees for any third party services provided by that party to said Sublessees, subject to that party's compliance with Section 4.3 of the Master Lease Agreement as to such payments.

6.   EXAMINATION OF RECORDS
     ----------------------

     The Receiving Party agrees to, at all times during this Agreement and during the existence of any SLAs related thereto, maintain financial records, including books of account, which detail all Third Party Rentals and all out of pocket expenses incurred by the Receiving Party in connection with the collection of Third Party Rentals. The Receiving Party shall make the same available to the other party upon request, and that party may conduct or cause to be conducted, at its sole expense, an independent audit of the Receiving Party's financial records, books of account, and other records and documents related to the calculation and payment of gross rental and license payments pursuant to the terms set forth above. If any such audit concludes that in any month the Receiving Party's calculation of Third Party Rentals is more than five percent (5%) less than the actual amount thereof, the Receiving Party shall reimburse the other party for all fees, costs and expenses paid by that party for the audit.


7.   REPRESENTATIONS, WARRANTIES AND COVENANTS
     -----------------------------------------

     7.1  MUTUAL.  Each of Crown and BellSouth represents, warrants and
          ------
covenants to the other:

          7.1.1 It has full right, power and authority to make this Agreement and to enter into the Master Lease Agreement and the SLAs;

          7.1.2 The making of this Agreement and the performance thereof will not violate any laws, ordinances, restrictive covenants or other agreements under which either party is bound;

          7.1.3 Each party is or will be qualified to do business in all states in which the Tower Sites are located;

          7.1.4 All persons signing on behalf of either party are authorized to do so by appropriate corporate or partnership action; and

          7.1.5 Neither party shall engage in any activity which serves to impede the performance of any process embodied in this Agreement and each party agrees to act in good faith and to utilize commercially reasonable efforts to accomplish the purposes of this Agreement. Examples of a breach of this provision are the lack of a good faith marketing effort by Crown or the arbitrary denial by BellSouth of approvals of SLAs pursuant to this Agreement.

     7.2  NO BROKERS. BellSouth and Crown represent to each other that neither
          ----------
has had any dealings with any real estate brokers or real estate agents in connection with this Agreement. Each party shall be responsible for the payment of any fees, commissions, costs, expenses or other sums due with respect to any other advisor or agents retained by that party.


8.   DEFAULT
     -------

     8.1  CROWN'S DEFAULT.  The occurrence of any one or more of the following
          ---------------
events shall constitute an "event of default" by Crown under this Agreement:

          8.1.1 If Crown fails to pay any sums payable by Crown pursuant to this Agreement within five (5) business days of Crown's receipt of written request for payment;

          8.1.2 If any petition is filed by or against Crown, under any section or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof (and with respect to any petition filed against Crown, such petition is not dismissed within ninety (90) days after the filing thereof), or Crown is adjudged bankrupt or insolvent in proceedings filed under any section or chapter of the present or any future Bankruptcy Code or under any similar law or statute of the United States or any state thereof;

          8.1.3 If a receiver, custodian or trustee is appointed for Crown or for any of the assets of Crown and such appointment is not vacated within sixty (60) days of the date of appointment;

          8.1.4  If Crown makes a transfer in fraud of creditors;

          8.1.5 If there is a breach of any representation, warranty or covenant set forth in this Agreement excluding any SLA and the non-payment of any sums by Crown, which is not cured within the Cure Period; for purposes hereof, during the first 100 days of this Agreement, the "Cure Period" shall mean within ten (10) days of receipt of written notice, and thereafter (if the Agreement is not terminated after 100 days) the "Cure Period" shall mean within sixty (60) days of receipt of written notice;

          8.1.6 If there is a breach of any representation, warranty or covenant of Crown set forth in any SLA or in the Master Lease Agreement, excluding the nonpayment of any sums by Crown, which is not cured within sixty (60) days of receipt of written notice.

     8.2  BELLSOUTH'S REMEDIES. If an event of default occurs with respect to
          --------------------
Section 8.1.2, 8.1.3, or 8.1.4 above, without limiting any other remedies it may have, BellSouth may terminate this Agreement and the Master Lease Agreement, in which event Crown shall immediately assign its rights and obligations under all SLAs to BellSouth and BellSouth shall accept such assignments. If an event of default occurs with respect to Section 8.1.1, 8.1.5 or 8.1.6 above, BellSouth may terminate such SLAs as to Crown, in which event Crown shall assign only its rights and obligations under the applicable SLAs to BellSouth and BellSouth shall accept such assignments; provided however that if Crown is or has been in default of the lesser of: five percent (5%) of the total SLAs in any one State or fifty (50) SLAs then in effect, BellSouth may terminate this Agreement as provided in the first sentence of this Section 8.2.

     8.3  BELLSOUTH'S DEFAULT.  If BellSouth is in breach of any representation,
          -------------------
warranty or covenant set forth in this Agreement and such breach is not cured within sixty (60) days of receipt of written notice thereof.

     8.4  CROWN'S REMEDIES.  In the event of a default by BellSouth, Crown may,
          ----------------
without limiting any other remedies it may have, at Crown's option upon written notice:

          8.4.1  Terminate the applicable SLA as to Crown; and

          8.4.2 Assign to BellSouth all its improvements in the Tower Space Sites to which the SLAs relate.

     Crown may elect any one or more of the foregoing remedies with respect to any particular SLA.

     8.5  REMEDIES FOR BREACH OF GOOD FAITH.  In the event of a breach by either
          ---------------------------------
party of the covenant set forth in Section 7.1.5, the other party may unilaterally terminate this Agreement and the Master Lease Agreement upon five
(5) business days written notice to the breaching party. In addition to any other remedies available as described above in this Section 8, or in Section 18.2, or otherwise, the party breaching Section 7.1.5 shall be liable to the other party, notwithstanding any other provision in this Agreement to the contrary, for that party's actual damages, plus costs and attorneys' fees, but not for any special, incidental or consequential damages of any nature whatsoever. The party alleged to have breached Section 7.1.5 may, in order to preclude the unilateral termination of this Agreement, bring an action in equity, including a request for preliminary injunctive relief, challenging the alleged breach of
Section 7.1.5.

     8.6  DUTY TO MITIGATE DAMAGES. BellSouth and Crown shall endeavor in good
          ------------------------
faith to mitigate damages arising under this Agreement

     8.7  NOTICES AS TO OTHER DEFAULTS. If, with respect to any indebtedness or
          ----------------------------
obligation to pay money in excess of $10,000,000, the lender or payee shall assert that Crown or Crown Castle (as defined below) is in default as to any required payment, or if Crown or Crown Castle should default in making any such payment timely, or in the observance of any other covenants or obligations with respect to such indebtedness or obligation to pay money, or if Crown or Crown Castle should be required to notify any lender of the existence of any such default then Crown shall give BellSouth prompt notice of such circumstances, describing them with particularity.

     8.8  CROWN'S ENTITLEMENT TO MARKETING FEES.  Notwithstanding any provision
          -------------------------------------
to the contrary contained in this Agreement, the Master Lease Agreement and any SLA, Crown shall be entitled to its marketing fees as set forth in Section 5 so long as Crown or BellSouth receives the payment of Third Party Rentals, notwithstanding any event of default by either party and regardless whether such event of default result in the termination of this Agreement, the Master Lease Agreement and any SLA; provided however that Crown shall not be entitled to receive any further marketing fees from BellSouth with respect to the SLAs if Crown fails to perform with respect to the acquisition of the Tower Sites in the event of a BellSouth election to put its Tower Sites as described in Exhibit "C" attached hereto. In such event, the right to withhold any further payment of the marketing fees otherwise payable to Crown shall be BellSouth's sole legal remedy and no further legal or equitable remedies shall be available to BellSouth.

9.   ENTIRE AGREEMENT
     ----------------

     It is agreed and understood that this Agreement, including the Master Lease Agreement and all SLAs, contain all the agreements, promises and understandings between BellSouth and Crown and that no verbal or oral agreements, promises or understandings shall be binding upon either BellSouth or Crown in any dispute, controversy or proceeding at law, and any addition, variation or modification to this Agreement shall be void and ineffective unless made in writing signed by the parties.

10.  GOVERNING LAW
     -------------

     The laws of the State of Georgia, disregarding conflict of law principles, shall govern this Agreement. Each party submits to the jurisdiction of any federal or state court sitting in Fulton County, Georgia with the exception that disputes pertaining exclusively to the real estate interests of a particular Site shall be litigated in the jurisdiction in which the Site is located.

11.  ASSIGNMENT
     ----------

     (a) This Agreement may not be sold, subleased, assigned or transferred by Crown without prior approval or consent of BellSouth; provided, however, that Crown may assign its interest to its parent company, any subsidiary or affiliate or to any successor-in-interest or entity acquiring 51% or more of its stock or assets, subject to this Agreement.

     (b) This Agreement may not be sold, subleased, assigned or transferred by BellSouth without prior approval or consent of Crown; provided, however, that BellSouth may sublease, assign or transfer its interest to (i) a third party so long as such party has a net worth (computed in accordance with generally accepted accounting principles) equal to or greater than $25 million or (ii) its parent company, any subsidiary or affiliate or to any successor-in-interest or entity acquiring 51% or more of its stock or assets, subject to this Agreement.

     (c) BellSouth consents to the assignment by Crown of the marketing fees payable to Crown pursuant to this Agreement. Any such assignment shall be subject and subordinate to all rights and interests of BellSouth under this Agreement including, without limitation, BellSouth's-rights to collect directly from the Sublessees set forth in Section 5.4; provided that, such assignment shall not constitute assumption by the Financing Entity of any obligations under this Agreement unless and until the Financing Entity elects to assume Crown's rights and obligations herein in the event Crown defaults under the Financing Agreement or any agreement with the Financing Entity related thereto. Any attempted assignment by Crown of any of its rights as BellSouth's lessee under the Master Lease Agreement, or as the Sublessee's sublessor under the Master Lease Agreement, except as expressly permitted pursuant to the terms of the Master Lease Agreement, shall be absolutely null and void ab initio, and without
                                                          -- ------
any force and effect. Crown shall not have any interest under this Agreement or the Master Lease Agreement which is capable of being pledged or assigned as security to the Financing Entity, other than Crown's marketing fees, as described and subject to the limitations set forth above. Any such assignment of Crown's marketing fees to the Financing Entity as security does not relieve Crown of any liabilities or obligations for performance identified in this Agreement.

12.  SEVERABILITY
     ------------

     If any provision of this Agreement or any SLA is invalid or unenforceable with respect to any party, the remainder of this Agreement, or the application of such provision to persons other than those as to whom it is held invalid or unenforceable, is not to be affected and each provision of this Agreement is valid and enforceable to the fullest extent permitted by law.

13.  NO WAIVER
     ---------

     No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by the party against whom enforcement is attempted. The rights granted in this Agreement are cumulative of every other right or remedy that the enforcing party may otherwise have at law or in equity or by statute and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

14.  REPRESENTATION
     --------------

     The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.


15.  NOTICES
     -------

     Any notice or demand required to be given in this Agreement shall be made by first class mail, or reliable overnight courier, to the address of the other party set forth below:

     As to Crown:        Crown Communications
                         Southpointe
                         375 Southpointe Boulevard
                         Canonsburg, PA 15317
                         Attn: Legal Department

     With a copy to:     Sittig, Cortese & Wratcher
                         1515 Frick Building
                         Pittsburgh, PA 15219
                         Attn: William R. Sittig, Jr.

     As to BellSouth:    BellSouth Mobility Inc
                         1100 Peachtree Street, NE, 10/th/ Floor
                         Atlanta, GA 30367
                         Attn: President

     With a copy to:     BellSouth Mobility Inc
                         Legal Department
                         1100 Peachtree Street, NE, 10/th/ Floor
                         Atlanta, GA 30367
                         Attn: General Counsel

     Any such notice or demand by mail shall be deemed to be received two (2) business days following deposit in the United States first class mail addressed as required above or, if delivered by overnight courier, one (1) business day following deposit with such courier. BellSouth or Crown may from time to time designate any other address for this purpose by giving written notice to the other party.

16.  BINDING EFFECT
     --------------

     This Agreement shall extend to and bind the heirs, personal representatives, successors and permitted assigns of the parties hereto.

17.  ADDITIONAL NEGOTIATIONS
     -----------------------

     Crown and BellSouth, by execution of this Agreement, acknowledge their mutual intent to explore the formation of a permanent entity to serve their mutual interests regarding the future ownership, management and utilization of the Tower Space Sites. In the event that no successor entity is created by Crown and BellSouth, the terms and conditions set forth herein and in each SLA shall continue in full force and effect subject only to the expiration and termination provisions set forth herein. The foregoing represents an expression of the parties' mutual intent and shall not be construed to represent a binding or enforceable agreement of the parties or create any obligations of the parties to form any such entity or enter into any binding or enforceable agreement in respect thereof. No such obligations of the parties shall arise unless and until the parties enter into definitive written agreements with respect thereto.

18.  TERMINATION
     -----------

     18.1    TERMINATION UPON CERTAIN DEFAULTS.
             ----------------------------------

     18.1.1 In the event BellSouth exercises its rights to terminate this Agreement and the Master Lease Agreement upon Crown's default as set forth in
Section 8.5, the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in the Territory shall terminate, and BellSouth shall no longer have any obligation to pay any marketing fees whatsoever to Crown under this Agreement.

     18.1.2 In the event Crown exercises its rights to terminate this Agreement and the Master Lease upon BellSouth's default as set forth in Section 8.5, or in the event BellSouth exercises its rights to terminate this Agreement and the Master Lease Agreement under Section 8.2, the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in the Territory shall terminate, but BellSouth shall continue to be obligated to pay marketing fees due to Crown under this Agreement with respect to Third Party Rentals.

     18.2    TERMINATION IN THE EVENTS FORESEEN IN SECTION 3.
             -----------------------------------------------

     18.2.1 In the event this Agreement terminates by the expiration of its term pursuant to Section 3.1, the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in the Territory shall terminate, but BellSouth shall continue to be obligated to pay marketing fees due to Crown under this Agreement with respect to Third party Rentals.

     18.2.2 In the event that the parties have entered the agreement to form a permanent entity as contemplated by Section 17, and the closings of the tower assets in all the states listed on Exhibit "A" hereto have occurred under that agreement, then the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in the Territory shall terminate, and BellSouth shall no longer have any obligation to pay any marketing fees whatsoever to Crown under this Agreement.

     18.2.3 In the event that the parties have entered the agreement to form a permanent entity as contemplated by Section 17, and that agreement has been abandoned or terminated, then, with respect to this Agreement, the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in the Territory shall terminate, but BellSouth shall continue to be obligated to pay marketing fees due to Crown under this Agreement with respect to Third Party Rentals.


19.  PRIOR AGREEMENTS
     ----------------

     This Agreement revokes and supersedes any other oral or written agreements between the parties, whether or not in writing, that pertain to the subject matter described herein, except for that certain Mutual Nondisclosure Agreement entered into between BellSouth Corporation and Crown Castle International Corp. ("Crown Castle") as of April 17,1998 (the "Nondisclosure Agreement") and the Master Lease Agreement.

20.  NON-DISCLOSURE
     --------------

     The parties agree that without the express written consent of the other party, neither party shall reveal, disclose or promulgate to any third party the terms of this Agreement or any portion thereof, except to such third party's auditor, accountant, attorney or investment-banker or to a governmental agency if required by regulation, subpoena or government order to do so. Any such disclosure shall be made in compliance with the terms and conditions of the Nondisclosure Agreement. The foregoing two sentences shall survive any termination of this Agreement. Crown has indicated to BellSouth that Crown Castle contemplates filing a Form S-1 with the Securities and Exchange Commission to register common stock. Prior to filing such Form S-1, Crown shall cause Crown Castle to provide BellSouth with an opportunity to review and comment on any disclosures of this Agreement in said Form S-1. If Crown Castle intends to name BellSouth in the Form S-1 as party to this Agreement, BellSouth shall have the right to approve any such disclosures, which approval shall not be unreasonably withheld or delayed.

21.  SURVIVAL
     --------

     All those sections whose survival is required to give effect to all continuing obligations set forth in the termination provisions of this Agreement shall survive the termination of this Agreement, and in case of doubt, a section shall be construed as having survived.

22.  COUNTERPARTS
     ------------

     This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Signatures by facsimile shall have the same force and effect as original signatures.


                            (SIGNATURES ON PAGE 15)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first written above.


ATTEST:                              BELLSOUTH MOBILITY INC.

/s/ John A. Harwood                  /s/ Mark L. Feilder
-----------------------------        ----------------------------
                                     Mark L. Feidler
                                     President



ATTEST:                              CROWN COMMUNICATION INC. d/b/a
                                     CROWN COMMUNICATIONS


_____________________________        By:  /s/ Robert A. Crown
                                        -------------------------
                                          Robert A. Crown
                                          President and Chief Executive Officer


     In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Crown Castle International Corp. ("CCIC") hereby guarantees the performance of all duties and obligations of Crown Communication Inc. with respect to the terms of this Agreement. CCIC further warrants that the signatories below possess the requisite authority to execute this Guaranty.

ATTEST:                              CROWN CASTLE
                                     INTERNATIONAL CORP.


_____________________________        By:  /s/ David L. Ivy
                                        -------------------------

                  Exhibit "A" to the Site Marketing Agreement
                  -------------------------------------------


LIST OF STATES AS TO WHICH THIS SITE
MARKETING AGREEMENT IS APPLICABLE

Kentucky, only.

                  Exhibit "B" to the Site Marketing Agreement
                  -------------------------------------------


EXISTING BELLSOUTH THIRD PARTY AGREEMENTS

1. Master Antenna Site Lease Agreement between AT&T Wireless Services, Inc. d/b/a AT&T Wireless Services and BellSouth Cellular Corp. dated March 9,1998;

2. Master Antenna Site Lease Agreement between Nextel South Corp. and BellSouth Cellular Corp. dated November 21, 1997;

3. Master Antenna Site Lease Agreement between BellSouth Cellular Corp. and American Cellular Communications Corporation and RAM Mobile Data USA Limited Partnership dated March 13, 1998;

4. Master Antenna Site Lease Agreement between ALLTEL Communications, Inc. and BellSouth Cellular Corp. dated April 2,1998;

5. Master Antenna Site Lease Agreement between BellSouth Cellular Corp. and Powertel, Inc. dated March 26, 1998; and

6. Master Antenna Site Lease Agreement between Sprint Spectrum L.P. and BellSouth Cellular Corp. dated February 24, 1998.

7. Master Antenna Site Lease Agreement between Telecorp Holding Corp. and BellSouth Cellular Corp. dated May 13, 1999.

                  Exhibit "C" to the Site Marketing Amendment
                  -------------------------------------------

SPECIAL TERMINATION PROVISIONS AS TO
TOWERS SITES LOCATED IN THE STATE OF KENTUCKY

In the event that the parties fail to timely enter into an agreement to form the permanent entity described in Section 3.2, BellSouth shall, in BellSouth's discretion, elect one of the three following options: (i) to put to Crown all of BellSouth's Tower Sites in the state of Kentucky, for a price to be agreed upon based upon the fair market value of the Tower Sites, which price, however, shall in no event be less than $75,000,000; (ii) to extend the term of this Agreement for an additional term of five (5) years, or (iii) to form a joint venture with Crown on mutually agreed terms whereby BellSouth will put its Tower Sites to the joint venture in the manner and for the values, described below, as if BellSouth had exercised its put to Crown, and Crown will make a cash contribution to the joint venture equal to the value of BellSouth's Tower Sites, determined in the same manner as below, as if BellSouth had exercised its put to Crown, but in no event shall such values be less than $75,000,000. Prior to the Termination Date, BellSouth must notify Crown of its election. In the event BellSouth fails to timely provide such notice, the term of this Agreement, as to the Tower Sites located in the State of Kentucky only, will automatically be extended for an additional term. of five (5) years. In the event BellSouth timely notifies Crown of its election to put its Tower Sites in the state of Kentucky to Crown, the term of this Agreement, as to the Tower Sites located in the state of Kentucky only, will automatically be extended until the time of closing on the sale to Crown of BellSouth's Tower Sites in Kentucky. Such put of Tower Sites shall be in the form of subleases of the Tower Sites whereby all the economic interest (and burdens) in the Tower Sites are transferred to Crown, BellSouth reserving to itself all space it currently occupies and a right of first refusal on any new spaces proposed to be leased to others. In such event, BellSouth shall pay rent to Crown for the space that it currently occupies on each Tower Site at the rate of $[*] per month, as adjusted from time to time according to a formula to be agreed upon, plus an additional amount to be mutually agreed upon for sectorized Tower Sites if applicable. As to Tower Sites where BellSouth cannot obtain any required consent of the ground lessor or of the minority holders in any affiliate of BellSouth which is the ground lessee, BellSouth shall retain the Tower Sites, and the acquisition price will be reduced pro rata based on the number of Tower Sites retained over the total of Tower Sites in Kentucky. In addition, the acquisition price shall be reduced by the present value of current payments due to Crown over the balance of the terms of the applicable SLAs with respect to Tower Sites being transferred, which present value shall be reduced by historical bad debt experience. In the event that Crown and BellSouth cannot agree upon a fair market value for said Tower Sites within fifteen (15) days of the Termination Date, then Crown and BellSouth agree; that Lehman Brothers shall act as an independent third party appraiser to establish the fair market value of the Tower Sites. It is understood that the fair market value of the Tower Sites shall include all revenues arising from the Tower Sites on an undivided basis. The decision of the independent third party appraiser shall be final and binding and shall be construed as and enforced in the same manner as a decision rendered pursuant to binding arbitration. Crown shall purchase the Tower Sites as soon as practicable after the decision of the independent third party appraiser and all regulatory and contractual consents are obtained, but in no event later than ninety (90) days after determination of the fair market value by the independent third party appraiser.

[*] indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been Filed with the Securities and Exchange Commission separately.

After the closing of Crown's purchase of the Tower Sites, this Agreement shall terminate, with the following consequences: the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in Kentucky shall terminate, and BellSouth shall no longer have any obligation to pay any marketing fees whatsoever to Crown under this Agreement. If after the expiration of such ninety (90) days Crown does not purchase the Tower Sites, this Agreement shall terminate, with the following consequences; the appointment of Crown as BellSouth's exclusive marketing agent and as BellSouth's agent to collect rents shall be terminated, Crown shall be deemed to have assigned all its SLAs to BellSouth, without further act, and BellSouth shall be deemed to have accepted such assignments, the restrictions on Crown's right to market towers for others in Kentucky shall terminate, and BellSouth shall not be obligated to pay any marketing fees due to Crown under this Agreement. In any event, BellSouth and Crown shall each pay one-half of Lehman Brothers' reasonable fees and expenses.